Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

PHARMERICA SETTLES OIG NOTICE OF ACTION

COMPANY PAYS APPROXIMATELY $6 MILLION AS PART OF SETTLEMENT

Valley Forge, PA, March 29, 2005 – PharMerica, Inc., a subsidiary of AmerisourceBergen Corporation (NYSE: ABC), today announced a settlement with the U.S. Department of Health and Human Service’s (HHS) Office of the Inspector General (OIG) regarding all issues related to the OIG’s June 2004 administrative action against PharMerica Drug Systems, Inc. (PDSI) and PharMerica for PDSI’s 1997 purchase of Hollins Manor I, LLC, a Virginia-based pharmacy.

Under the terms of the settlement, PharMerica paid $5.975 million to HHS and entered into a three-year corporate integrity agreement (CIA) with the OIG. In turn, the OIG provided PharMerica and PDSI with a full release for the conduct covered by the administrative action, including an agreement not to pursue the exclusion of PharMerica or PDSI from participation in Medicare, Medicaid or federal healthcare programs. Also as part of the settlement, the Company denied any wrongdoing.

The OIG had demanded $21.8 million in damages and penalties from PharMerica and PDSI and the companies’ exclusion from participation in federal healthcare programs for 10 years.

“The settlement allows PharMerica to put this matter from the past behind us,” said William Shields, President of PharMerica. “The settlement’s emphasis on corporate integrity is consistent with PharMerica’s policies and its overriding commitment to quality, compliance and ethical conduct, and does not affect any ongoing business with any customer or payor, including the federal government.”

The OIG administrative action arose from the 1997 purchase by PDSI, a PharMerica subsidiary, of Hollins Manor I, LLC. There were no allegations of patient harm in the action, which was based on an alleged violation of the Medicare anti-kickback statute resulting from the purchase. The 1997 purchase predated the acquisition of PharMerica by Bergen Brunswig and the subsequent merger that created AmerisourceBergen in 2001.

PharMerica, one of the nation’s leading pharmacy providers to the long-term care setting, supplies medication and related services to approximately 200,000 nursing home residents in 37 states.

About AmerisourceBergen

AmerisourceBergen® (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.